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                                                                  EXHIBIT 99.1

[VISTA GOLD GRAPHIC]  7961 SHAFFER PARKWAY
                      SUITE 5
                      LITTLETON, COLORADO 80127
                      TELEPHONE (720) 981-1185
                      FAX (720) 981-1186

                                          Trading Symbol: VGZ
                                          Toronto and American Stock Exchanges

______________________________________________________NEWS____________________

VISTA GOLD CORP. ANNOUNCES LETTER OF INTENT TO ACQUIRE NEWMONT PROJECTS

DENVER, COLORADO MARCH 20, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has signed a non-binding letter of intent to purchase a 100% interest in two Nevada gold projects currently controlled by Newmont Mining Corporation ("Newmont") (NYSE: NEM). Completion of the transaction is subject to a due diligence review of the projects by Vista, governmental and regulatory approvals, and negotiation and execution of a definitive purchase agreement, with closing expected in April.

The two projects, Hasbrouck and Three Hills, are located five miles south and two miles west of Tonopah, Nevada, respectively. The projects comprise a total of 98 claims. They both host epithermal style gold-silver mineralization and have sufficient drilling completed on them to support a measured and indicated resource calculation. An independent consultant will be commissioned to prepare a resource report in compliance with Canadian National Instrument 43-101.

Under the terms of the letter of intent, the total purchase price for both projects includes Vista assuming all of Newmont's obligations with respect to the properties, and paying Newmont US$250,000, of which US$50,000 would be payable in cash at closing and US$200,000 would be payable on the first anniversary of the closing, either in cash or through the issuance of Vista common shares, at Vista's discretion. In the event that Vista elects to issue common shares, the value of the common shares will be based on the average AMEX closing price of the common shares over the ten-trading-day period ending one day before the first anniversary. Newmont, at its option, would retain either: (a) a 2% net smelter returns royalty in each project together with the right to a US$500,000 cash payment at the start of commercial production at either project and a further US$500,000 cash payment if, after the start of commercial production, the gold price averages US$400 per ounce or more for any three-month period; or (b) the right to acquire 51% of either or both projects. The latter right would be exercisable only after the later of four years or the time when Vista has incurred aggregate expenditures of US$1.0 million to acquire, explore and hold the projects and would include Newmont paying Vista cash equaling 200% of the expenditures made by Vista on the related property. In this event, Newmont would become operator of a joint venture with Vista and both parties would fund the project through to a production decision. Vista's contribution to the joint venture during this period is capped at US$5.0 million, US$3.0 million of which Newmont would finance for Vista and recover, with interest, exclusively from related project cash flows. Vista would also grant Newmont a right of first offer with respect to subsequent sale of the projects by Vista.

"The acquisition of these projects will add to our growing gold resource base and gives Vista a foothold in the Tonopah area which has recently emerged as one of the more exciting rediscovered gold districts in Nevada," said Jock McGregor President and CEO.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos project in Mexico, and the Amayapampa project in Bolivia.
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The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com